                                                                      EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                  UNDER THE TREASURY STOCK METHOD SET FORTH IN
               STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128
                              "EARNINGS PER SHARE"

                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                               QUARTER ENDED              THREE QUARTERS ENDED
                                                          SEPT. 26,      SEPT. 27,      SEPT. 26,      SEPT. 27,
                                                             2003           2002           2003           2002
                                                           -------        -------        -------        ----------

Weighted-average number of shares
     outstanding during period                              16,677         16,575         16,649            16,555
Common stock equivalents -
     Incremental shares under stock options plans              140            238            116               383
                                                           -------        -------        -------        ----------

Number of shares on which diluted earnings
     per share is based                                     16,817         16,813         16,765            16,938
                                                           =======        =======        =======        ==========

Net income before cumulative effect of change
     in accounting principle                               $   340        $   141        $   928        $    1,261

Cumulative effect of change in accounting principle           --             --             --             (37,038)
                                                           -------        -------        -------        ----------

Net income (loss)                                          $   340        $   141        $   928        $  (35,777)
                                                           =======        =======        =======        ==========

Basic net income (loss) per share
---------------------------------
Net income before cumulative effect of change
     in accounting principle                               $  0.02        $  0.01        $  0.06        $     0.08
Cumulative effect of change in accounting principle           --             --             --               (2.24)
                                                           -------        -------        -------        ----------

Basic net income (loss) per share                          $  0.02        $  0.01        $  0.06        $    (2.16)
                                                           =======        =======        =======        ==========

Diluted net income (loss) per share
-----------------------------------
Net income before cumulative effect of change
     in accounting principle                               $  0.02        $  0.01           0.06        $     0.08
Cumulative effect of change in accounting principle           --             --             --               (2.19)
                                                           -------        -------        -------        ----------

Diluted net income (loss) per share                        $  0.02        $  0.01        $  0.06        $    (2.11)
                                                           =======        =======        =======        ==========



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